EXHIBIT 99
Execution Copy
STOCK PURCHASE AGREEMENT
among
KAYDON CORPORATION
(“Buyer”),
SHAREHOLDERS
OF
AVON BEARINGS CORPORATION
(“Sellers”)
and
PATRICK WALSH
(“Sellers’ Representative”)
OCTOBER 26, 2007

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Schedules
Disclosure Schedule
     Schedule 3.4             Noncontravention
     Schedule 4.1             Organization and Good Standing
     Schedule 4.2             Capital Stock
     Schedule 4.3             Noncontravention
     Schedule 4.4             Financial Statements
     Schedule 4.6             Absence of Certain Changes or Events
     Schedule 4.8             Employees
     Schedule 4.9             Employee Benefit Plans
     Schedule 4.10           Environmental Matters
     Schedule 4.12           Real Property
     Schedule 4.13           Personal Property
     Schedule 4.15           Intellectual Property
     Schedule 4.16           Contracts
     Schedule 4.17           Litigation
     Schedule 4.21           Insurance
     Schedule 4.22           Indebtedness
Schedule 2.3.1      Working Capital Analysis
Schedule 2.8         Sellers’ Allocation
Exhibits
Exhibit 2.5.2          Escrow Agreement
THE REGISTRANT AGREES TO FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTED EXHIBIT OR SCHEDULE TO THE COMMISSION UPON REQUEST.

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STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (“Agreement”) is entered into as of October 26, 2007, among Kaydon Corporation, a Delaware corporation (“Buyer”), and each of the shareholders of the Company listed on the signature pages hereto (each, a “Seller,” and collectively, “Sellers”) and Patrick Walsh, in his capacity as Sellers’ Representative (“Sellers’ Representative”).
Recitals:
     Sellers own all of the issued and outstanding shares of capital stock (the “Shares”) of Avon Bearings Corporation, an Ohio corporation (the “Company”).
     Buyer wishes to buy, and Sellers wish to sell, the Shares on the terms and conditions set forth herein.
     Now, therefore, the parties agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Article 10.
     1.2 Accounting Terms. Accounting terms not otherwise defined in this Agreement shall have the meanings attributed to them under GAAP.
ARTICLE 2
PURCHASE AND SALE OF SHARES
     2.1 Purchase and Sale. At the Closing, each Seller shall sell to Buyer, free and clear of all Liens, and Buyer shall purchase from each Seller, all of such Seller’s right, title and interest in and to all of the Shares owned by such Seller, as more specifically identified on the signature page hereto (as to each Seller, respectively, the “Seller’s Respective Shares”).
     2.2 Purchase Price. The aggregate purchase price for all of the Shares (the “Purchase Price”) shall be an amount equal to:
     (a) $55,000,000;
     (b) plus an amount equal to the Closing Cash;
     (c) minus an amount equal to any Indebtedness that is not paid by Sellers under Section 2.5.3 (“Unpaid Indebtedness”); and
     (d) plus the amount, if any, by which the Closing Working Capital exceeds the Working Capital Target, or minus the amount, if any, by which the Working Capital Target exceeds the Closing Working Capital.
For tax purposes, any payment by Buyer or Sellers pursuant to Sections 2.6.5 or Article 9 shall be treated as an adjustment to the Purchase Price.
     2.3 Certain Definitions.

     2.3.1 Working Capital. “Working Capital” of the Company means (a) the sum of (i) accounts receivable (less allowance for doubtful accounts), (ii) inventories (less allowance for excess and obsolete inventory and the LIFO reserve), and (iii) prepaid expenses and other current assets, less (b) the sum of (i) accounts payable, (ii) accrued salaries, wages, commissions, and profit sharing, (iii) accrued and withheld taxes, (iv) accrued workers’ compensation premiums and (v) accrued expenses. The parties acknowledge and agree that (A) no cash or cash equivalents shall be taken into account in calculating Working Capital (as such amounts are addressed in Section 2.2(b)), and (B) no amounts included in the calculation of Indebtedness shall be taken into account in calculating Working Capital (as such amount shall be paid in full at Closing). Working Capital shall be calculated as set forth on Schedule 2.3.1.
     2.3.2 Closing Working Capital. “Closing Working Capital” means the Working Capital of the Company as reflected on the Final Adjustment Statement.
     2.3.3 Working Capital Target. “Working Capital Target” means $5,100,000.
     2.4 Estimated Purchase Price. On the day before the Closing, Sellers’ Representative, on behalf of all Sellers, shall cause the Company to estimate in good faith the amount of the Closing Cash, the Unpaid Indebtedness and the Closing Working Capital, respectively, in accordance with Section 2.6.1, and to deliver to Buyer and Sellers’ Representative, on behalf of all Sellers, a certificate signed by an officer of the Company setting forth such estimates (the “Closing Certificate”). As used herein, “Estimated Closing Cash,” “Estimated Unpaid Indebtedness” and “Estimated Closing Working Capital,” mean the estimates of the Closing Cash, the Unpaid Indebtedness and the Closing Working Capital, respectively, set forth in the Closing Certificate, and “Estimated Purchase Price” means an amount equal to the Purchase Price calculated as set forth in Section 2.2, assuming for purposes of such calculation that the Closing Cash is equal to the Estimated Closing Cash, that the Unpaid Indebtedness is equal to the Estimated Unpaid Indebtedness and that the Closing Working Capital is equal to the Estimated Closing Working Capital. The Closing Certificate shall also set forth the Selling Expenses that are unpaid at Closing.
     2.5 Payments.
     2.5.1 Closing Payment. At the Closing, Buyer shall pay and deliver the Closing Payment to Sellers by means of a wire transfer of immediately available cash funds to an account designated by Sellers’ Representative (the “Sellers’ Account”). The term “Closing Payment” shall mean an amount equal to the Estimated Purchase Price minus the Escrow Account and minus the Selling Expenses that are unpaid at Closing.
     2.5.2 Other Closing Payments. At the Closing, Buyer shall pay and deliver by means of a wire transfer of immediately available cash funds:
     (a) the Escrow Amount to Keybank NA (the “Escrow Agent”) who shall hold the Escrow Amount in a separate account (the “Escrow Account”) pursuant to the terms of an escrow agreement, in the form attached hereto as Exhibit 2.5.2 (the “Escrow Agreement”) to be executed on the Closing Date by Sellers’ Representative, Buyer and the Escrow Agent, which account shall be maintained and distributed in accordance with the terms of the Escrow Agreement; and
     (b) all of the Selling Expenses that are unpaid at Closing to the Persons entitled thereto in accordance with the Closing Certificate.

     2.5.3 Payment of Funded Debt. At the Closing, Sellers will pay, or cause to be paid, in full, the Funded Debt. In order to facilitate such payment, as soon as practicable before the Closing, Sellers’ Representative shall cause the Company to obtain payoff letters for the Funded Debt, which payoff letters will be in a commercially reasonable form and will indicate that such lenders have agreed to release immediately all Liens relating to the assets and properties of the Company upon receipt of the amounts indicated in such payoff letters (the “Payoff Letters”).
     2.6 Post-Closing Adjustment.
     2.6.1 Adjustment Statement Preparation. Within 45 days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative an adjustment statement setting forth the amount of the Closing Cash, the Unpaid Indebtedness and the Closing Working Capital and, based on the Closing Cash, the Unpaid Indebtedness and the Closing Working Capital as derived therefrom, Buyer’s written calculation of the Purchase Price, and the adjustment necessary to reconcile the Estimated Purchase Price to the Purchase Price (“Preliminary Adjustment Statement”). The Preliminary Adjustment Statement shall be prepared as of the Closing Date consistent with Schedule 2.3.1 and calculating the reserve for LIFO inventory as if the Closing Date were an interim month end, except that the Preliminary Adjustment Statement shall only reflect those assets, liabilities and information of the Company necessary to calculate the Closing Cash, the Unpaid Indebtedness and Closing Working Capital. In preparing the Preliminary Adjustment Statement: (a) any and all effects on the assets or liabilities of the Company of any financing arrangements entered into by Buyer on or after the Closing Date shall not be taken into account; (b) it shall be assumed that the Company shall be continued as a going concern; and (c) there shall not be taken into account any changes that Buyer intends to make on or after the Closing Date with respect to the Company, or any facts or circumstances that are unique or particular to Buyer, or any obligation for the payment of the Purchase Price. Buyer shall cooperate fully with Sellers’ Representative in his review of the Preliminary Adjustment Statement. Buyer shall cause the books and records of the Company to be made available during normal business hours to Sellers’ Representative, and shall cause the personnel of the Company to assist Sellers’ Representative in his review of the Preliminary Adjustment Statement.
     2.6.2 Adjustment Statement Review. If Sellers’ Representative reasonably believes that the Preliminary Adjustment Statement was not prepared in accordance with Section 2.6.1, Sellers’ Representative shall so notify Buyer no later than 30 days after his receipt thereof, setting forth in such notice his objections to the Preliminary Adjustment Statement with particularity and the specific changes which Sellers’ Representative claims are required to be made in order to conform it to the terms of Section 2.6.1. In the event of such notification of a dispute, Buyer and Sellers’ Representative shall negotiate in good faith to resolve such dispute, which shall include each side exchanging in writing their positions concerning the matter or matters in dispute and a meeting to discuss their respective positions.
     2.6.3 Adjustment Statement Dispute Resolution. If Sellers’ Representative timely notifies Buyer in accordance with Section 2.6.2 of an objection by Sellers’ Representative to the Preliminary Adjustment Statement, and if Buyer and Sellers’ Representative are unable to resolve such dispute through good faith negotiations within 30 days after Sellers’ Representative’s delivery of such notice of objection, then the parties shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by PricewaterhouseCoopers or such other accounting firm of national reputation as shall be mutually acceptable (the “Independent Accountants”). The Independent Accountants shall determine and report in writing to Buyer and Sellers’ Representative as to the resolution of all disputed matters and the effect of such determinations on the Preliminary Adjustment

Statement within 20 days after such submission or such longer period as the Independent Accountants may reasonably require, and such determinations shall be final, binding and conclusive; provided, however, that, with respect to each disputed item comprising the Preliminary Adjustment Statement (i.e., the Closing Cash, the Unpaid Indebtedness and the Closing Working Capital, as the case may be), such determinations shall not be (a) greater in amount than the highest amount claimed by Buyer or Sellers with respect to such item, or (b) lesser in amount than the lowest amount claimed by Buyer or Sellers with respect to such item. Buyer, on the one hand, and Sellers, collectively, on the other hand, shall each bear one-half of the fees and expenses of the Independent Accountants.
     2.6.4 Final Adjustment Statement. The Preliminary Adjustment Statement shall become the “Final Adjustment Statement,” and as such shall become final, binding and conclusive for all purposes of this Agreement, upon the earliest to occur of the following:
     (a) the mutual acceptance by Buyer and Sellers’ Representative of the Preliminary Adjustment Statement, with such changes thereto, if any, as may be proposed by Sellers’ Representative and consented to by Buyer;
     (b) the expiration of 30 days after Sellers’ Representative’s receipt of the Preliminary Adjustment Statement, without timely written objection by Seller Representative in accordance with Section 2.6.2; or
     (c) the delivery to Buyer and Sellers’ Representative by the Independent Accountants of the report of their determination of all disputed matters submitted to them pursuant to Section 2.6.3.
     2.6.5 Adjustment of Purchase Price. If the Purchase Price, as determined in accordance with Section 2.6.4, is greater than the Estimated Purchase Price, then Buyer shall pay the amount of such difference to Sellers’ Representative for the benefit of Sellers by means of a wire transfer of immediately available funds to the Sellers’ Account. If the Purchase Price, as determined in accordance with Section 2.6.4, is less than the Estimated Purchase Price, Sellers’ Representative, on behalf of Sellers, shall pay the amount of such difference to Buyer by means of a wire transfer of immediately available funds to an account designated by Buyer. Any such amount shall be due and payable no later than five business days after the Preliminary Adjustment Statement becomes the Final Adjustment Statement.
     2.7 Certain Tax Matters.
     2.7.1 Tax Election. At the option of Buyer, Sellers and the Company shall join Buyer to make a timely, effective and irrevocable election under Section 338(h)(10) of the Code and under any comparable statutes in any other jurisdiction with respect to the Company as designated by Buyer (the “Tax Election”), and file such Tax Election in accordance with applicable regulations, thereby enabling Buyer to treat the Transaction as an asset purchase for certain Tax and accounting purposes. Sellers and Buyer shall cooperate (and cause their respective Affiliates to cooperate) in all respects for the purpose of effectuating a timely and effective Tax Election and the execution and filing of any forms or returns, including IRS Form 8023 and all schedules thereto in accordance with the instructions to such form. Any information on IRS Form 8023 allocating the Purchase Price and the liabilities of the Company to separately identifiable assets and categories thereof shall be consistent with Sections 338 and 1060 of the Code. Upon the making of the Tax Election, Sellers covenant and agree that, with respect to the preparation and filing of any federal, state, local or foreign income Tax Return,

Sellers shall prepare and file all such Tax Returns on a basis consistent with the principles illustrated in Treasury Regulations Section 1.338(h)(10)-1.
     2.7.2 Allocation Statement. Within 90 days after determination of the Final Adjustment Statement, Buyer shall deliver to Sellers’ Representative a statement (the “Allocation Statement”) calculating and allocating the ADSP (as such term is used in Treasury Regulations Section 1.338(h)(10)-1) among the assets of the Company in accordance with Treasury Regulations promulgated under Section 338(h)(10) of the Code. If Sellers’ Representative believes that the calculation and/or allocation of one or more items reflected in the Allocation Statement is not reasonable, Sellers’ Representative shall so notify Buyer no later than 30 days after Sellers’ Representative’s receipt thereof. In the event of such notification of a dispute, Buyer and Sellers’ Representative shall negotiate in good faith to resolve such dispute, which shall include each side exchanging in writing their positions concerning the matter or matters in dispute and a meeting to discuss their respective positions. If Buyer and Sellers’ Representative fail to resolve such dispute within 30 days, the matter shall be submitted to the Independent Accountants in accordance with the procedures set forth in Section 2.6.3 to determine whether the calculation and/or allocation of the ADSP was reasonable and, if not reasonable, shall appropriately revise the Allocation Statement. Buyer, on the one hand, and Sellers, collectively, on the other hand, shall each bear one-half of the fees and expenses of the Independent Accountants.
     2.7.3 Final Price Allocation. The allocation reflected on the Allocation Statement shall be the “Final Price Allocation” and, as such, shall become final, binding and conclusive for all purposes of this Agreement upon the earliest to occur of the following:
     (a) the mutual acceptance by Buyer and Sellers’ Representative of the Allocation Statement, with such changes thereto, if any, as may be proposed by Sellers’ Representative and consented to by Buyer;
     (b) the expiration of 30 days after the receipt by Sellers’ Representative of the Allocation Statement, without timely written objection by Sellers’ Representative in accordance with Section 2.7.2; or
     (c) the delivery to Buyer and Sellers’ Representative by the Independent Accountants of the report of their determination of the revised Allocation Statement pursuant to Section 2.7.2.
     2.8 Allocation to Sellers of Purchase Price. The payment by Buyer of the Purchase Price (including any additional amount required pursuant to Sections 2.6.5) into the Sellers’ Account shall constitute payment by Buyer to each Seller and satisfaction of Buyer’s obligation to pay such amount hereunder. Once Buyer completes the payment of the Purchase Price into Sellers’ Account, Buyer shall have no liability relating to the allocation or distribution of funds from such Sellers’ Account. The Purchase Price and any collective obligations of Sellers that have not been satisfied at or prior to the Closing, including any Transaction fees and expenses incurred on behalf of Sellers, shall be allocated among Sellers in accordance with Schedule 2.8. The portion of the Purchase Price allocated to each Seller (net of any such collective obligations and any reserves or holdbacks for indemnification obligations or otherwise established pursuant to this Agreement or by Sellers’ Representative in his sole discretion) shall be paid and distributed to such Seller by means of a wire transfer of immediately available funds to an account designated by such Seller to Sellers’ Representative prior to or at the Closing. At the Closing, Sellers’ Representative may withhold from the proceeds otherwise distributable to each Seller, and pay, such Seller’s pro-rata portion of any fees or expenses incurred by or on behalf of

Sellers in connection with the Transaction. Sellers’ Representative shall not assert claims against the proceeds otherwise distributable to each Seller except to the extent permitted by this Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS REGARDING THE TRANSACTION
     Each Seller severally represents and warrants to Buyer that the following statements contained in this Article 3 are true and correct at and as of the date of this Agreement with respect to such Seller, except as set forth in the Disclosure Schedule. No Seller makes any representation or warranty in this Article 3 with respect to any other Seller.
     3.1 Authority and Capacity. Seller has all requisite power and authority to execute, deliver and perform this Agreement and each Related Agreement to be executed and delivered by Seller, and to consummate the Transaction. If Seller is not a natural person, Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
     3.2 Ownership of Shares. Seller is the beneficial and record owner and has good title to all of such Seller’s Respective Shares free and clear of all Liens and does not own any other share of any class of capital stock of the Company. Seller is not a party to any option, warrant, purchase right or other contract that could require such Seller to sell, transfer or otherwise dispose of such Seller’s Respective Shares and Seller is not a party to any voting trust, proxy or other contract with respect to the voting thereof. At the Closing, Buyer will acquire from Seller good and valid title to such Seller’s Respective Shares free and clear of all Liens.
     3.3 Execution and Delivery; Enforceability. This Agreement has been, and each Related Agreement to be executed and delivered by Seller will upon such delivery be, duly executed and delivered by Seller and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity.
     3.4 Noncontravention. Except as set forth in the Disclosure Schedule, neither the execution and delivery by Seller of this Agreement or any Related Agreement nor compliance by Seller with their terms:
     (a) will be a breach of or a default under (i) in the case of any Seller that is not a natural person, Seller’s Organizational Documents, (ii) any agreement or instrument to which Seller is a party; (iii) any Law applicable to Seller;
     (b) will result in the imposition of any Lien on such Seller’s Respective Share; or
     (c) will require a filing with or Permit from any Governmental Authority or any other notice to or consent of any Person.
     3.5 Litigation. There are no Actions pending or, to the knowledge of such Seller, threatened in writing against or affecting such Seller in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the Transaction.
     3.6 Taxes. Such Seller has not taken any action that could jeopardize the tax classification of the Company obtained pursuant to the S Corporation election under the Code.

     3.7 Competing Business; Related Transactions. Neither such Seller, nor any related person of such Seller, has any direct or indirect equity interest in any Person that competes with or conducts any business similar to that of the Company, or is otherwise engaged in competition with the Company with respect to any line of products or services of the Company. Neither such Seller, nor any related person of such Seller, is a party to any contract or other commitment to which the Company is a party or by which any of its properties or assets is bound.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLERS REGARDING THE COMPANY
     Each Seller severally represents and warrants to Buyer that the following statements contained in this Article 4 are true and correct at and as of the date of this Agreement, except as set forth in the Disclosure Schedule.
     4.1 Organization and Good Standing. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Ohio. The Company has all requisite corporate power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated. The Company is duly qualified or licensed to do business as a foreign corporation in, and is in good standing in, each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect. The Disclosure Schedule sets forth a complete list of (a) all jurisdictions in which the Company is qualified or licensed to do business, (b) all directors and officers of the Company, (c) all bank, payroll and securities brokerage accounts of the Company and all authorized signers for each such account, and (d) all powers of attorney granted by the Company to any third party that are currently in effect. The Company has delivered or made available to Buyer a complete copy of the Organizational Documents of the Company, each of which Organizational Documents is in full force and effect, and Company is not in violation of any provision thereof. The Company does not presently own or control any capital stock of any other corporation or have an interest in any partnership, business trust, association, joint venture or other business entity.
     4.2 Capital Stock. The total number of shares of capital stock of all classes which the Company has the authority to issue is 13,500 of which 135 are voting common shares, without par value, and of which 13,365 are nonvoting common shares, without par value. The Disclosure Schedule sets forth the respective voting common shares and nonvoting common shares which are issued and outstanding and owned of record by Sellers and each Seller’s percentage ownership of the Company (“Prorata Share”). The Shares constitute all of the shares of capital stock which are issued and outstanding. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws and any preemptive rights or rights of first refusal of any Person. Except as set forth in the Disclosure Schedule, (a) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of capital stock of the Company, (b) there does not exist nor is there outstanding any right or security granted or issued to any Person to cause the Company to issue or sell any shares of capital stock to any Person (including any warrant, stock option, convertible debt obligation, subscription for stock or securities convertible into stock of the Company, or any other similar right, security, instrument or agreement), and (c) there is no obligation of the Company to (i) repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of the Company or (ii) loan to, invest in, or provide any guarantee with respect to the obligations of, any Person. The Company is not obligated to pay any dividend, distribution or payment to any current or former holder of the Company’s capital stock. There are no preemptive rights or rights of first refusal with respect to the issuance of any of the Company’s capital stock.

     4.3 Noncontravention. Except as set forth on the Disclosure Schedule, neither the execution and delivery of this Agreement or any Related Agreement nor compliance with their terms will (x) be a breach of or a default under (a) the Organizational Documents of the Company, (b) except as set forth in the Disclosure Schedule, any agreement or instrument to which the Company is a party, or (c) any Law applicable to the Company, or (y) require a filing with or Permit from any Governmental Authority or any other notice to or consent of any Person.
     4.4 Financial Statements. The Disclosure Schedule sets forth complete copies of the reviewed financial statements of the Company as of and for the fiscal years ended December 31, 2006, 2005 and 2004 (collectively, the “Reviewed Financial Statements”), and the internally prepared balance sheet and income statement of the Company as of and for the nine-month period ended September 30, 2007 (the “Interim Financial Statements”). The Reviewed Financial Statements (i) are correct and complete, (ii) are consistent with the books and records of the Company, (iii) except as set forth on the Disclosure Schedule, have been prepared in accordance with GAAP, and (iv) present fairly, in all material respects, the financial position of the Company as of the dates indicated and the results of operations and cash flows for the periods then ended. The Interim Financial Statements (i) are correct and complete, (ii) are consistent with the books and records of the Company and (iii) except as set forth on the Disclosure Schedule, have been prepared in accordance with GAAP (except for the absence of disclosures normally made in footnotes) and (iv) present fairly, in all material respects, the financial position of the Company as of the date indicated and the results of operations for the period then ended, subject in each case to normal year end adjustments none of which will be material. The balance sheet as of September 30, 2007, which is included in the Interim Financial Statements, is referred to as the “Acquisition Balance Sheet.” There are no Off Balance Sheet Arrangements effected by the Company.
     4.5 No Undisclosed Liabilities. The Company has no liability or obligation (whether direct or indirect, accrued, fixed, contingent or otherwise) of the nature which would have been required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP except for (i) liabilities, commitments or obligations reflected or reserved against in the Interim Financial Statements or the Reviewed Financial Statements and (ii) liabilities (including Taxes), commitments or obligations incurred in the Ordinary Course of Business since the date of the Interim Financial Statements.
     4.6 Absence of Certain Changes or Events. Except as set forth on the Disclosure Schedule, since the date of the Acquisition Balance Sheet or with respect to subsection (e), since December 31, 2006, the Company has been operated only in the Ordinary Course of Business, and:
     (a) there has not occurred any event or circumstance that constitutes, or is reasonably likely to result in, a Material Adverse Effect;
     (b) there has not been any material change in the Tax reporting or accounting policies or practices of the Company and the Company has not settled or compromised any Tax liability or made any Tax election;
     (c) the Company has not incurred any Indebtedness, or assumed, guaranteed or endorsed the Indebtedness of any other Person, or canceled any debt or released any claim except for the compromise of accounts receivable in the Ordinary Course of Business;
     (d) the Company has not suffered any theft, damage, destruction or loss of or to any tangible asset or assets having a value in excess of $50,000 individually or $100,000 in the aggregate;

     (e) the Company has not made, granted or committed to make or grant any bonus or any wage, salary or compensation increase to any director, officer, employee or consultant, other than salary increases and bonuses in the Ordinary Course of Business, or any increase of any benefit provided under any Employee Benefit Plan or arrangement, and the Company has not amended or terminated any existing Employee Benefit Plan or arrangement or adopted any new Employee Benefit Plan or arrangement;
     (f) other than distributions in the Ordinary Course of Business for purposes of funding the tax liability of Sellers, the Company has not declared or paid any dividend or made any other distribution to its equity holders on or in respect of, or repurchased, redeemed, retired or otherwise acquired any shares of, its capital stock or any options, warrants or other rights to purchase such stock or adjusted or reclassified its capital stock;
     (g) the Company has not sold, transferred or subjected to any Lien, or committed to sell, transfer or subject to any Lien, any tangible or intangible assets having a current book value in excess of $50,000 individually or $100,000 in the aggregate, except for sales of inventory in the Ordinary Course of Business and Permitted Liens;
     (h) the Company has not purchased or leased any asset for an amount in excess of $100,000 individually or $250,000 in the aggregate, except purchases of inventory and supplies in the Ordinary Course of Business; and
     (i) the Company has not authorized any capital expenditures or commitment for capital expenditures in an amount more than $100,000 individually or $250,000 in the aggregate.
     4.7 Taxes. All Tax Returns required to be filed by the Company have been duly and timely filed and are correct and complete in all material respects, and all Taxes shown to be payable by the Company on such Tax Returns have been or will be paid as of the Closing Date, other than Taxes which are not yet due or which, if due, are not delinquent or are being contested in good faith by appropriate proceedings or have not been finally determined. There are no Tax claims, audits or proceedings pending or, to Sellers’ Knowledge, since December 31, 2006, threatened in writing. There are not currently in force any waivers or agreements binding upon the Company for the extension of time for the assessment or payment of any Tax. The Company has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party. The Company is not a party to or bound by any Tax allocation or Tax sharing agreement with any other Person and has no contractual obligation to indemnify any other Person with respect to Taxes. The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return nor has any liability for the Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. The Company has been a validly electing S-Corporation since January 1, 1988.
     4.8 Employees. Except as described in the Disclosure Schedule, there are no Actions by any employee or former employee pending or, to Sellers’ Knowledge, since December 31, 2006, threatened in writing against the Company. The Company is not a party to any collective bargaining agreement nor, to Sellers’ Knowledge, is there pending any union organizational activities or proceedings with respect to the Company. The Disclosure Schedule sets forth a complete list of all employees of the Company who, for the 2006 calendar year, received compensation of $50,000 or more. There is no labor strike, slowdown or stoppage pending or, to Sellers’ Knowledge, since December 31, 2006, threatened in writing against the Company. None of the Company’s key employees has notified the Company or been notified by the Company that he or she will cancel, has canceled, or otherwise will terminate such employee’s relationship with the Company. The Disclosure Schedules lists each Company employee who is on short or long term disability, medical leave, family leave or otherwise not actively employed in the business.
     4.9 Employee Benefit Plans. The Disclosure Schedule sets forth a list of all Plans. With respect to Plan matters:
     (a) none of the Plans is a “multiemployer plan” (as defined in Title I or Title IV of ERISA) or a plan subject to Title IV of ERISA;
     (b) each of the Plans that is intended to be tax-qualified under Section 401(a) of the Code either (i) has received a favorable determination letter from the Internal Revenue Service as to its qualification and is so qualified in all material respects or (ii) is a prototype plan and the prototype has received a favorable determination letter from the Internal Revenue Service as to its qualification, except that no representation is made with respect to any formal qualification requirement with respect to which the remedial amendment period under Section 401(b) of the Code has not yet expired;
     (c) all of the Plans have been operated in material compliance with their respective terms and all Laws, and all contributions required under the terms of the Plans or applicable Law have been timely made;
     (d) there are no pending or, to Sellers’ Knowledge, since December 31, 2006, threatened claims in writing by or on behalf of any of the Plans, by any employee or beneficiary covered under any Plan or otherwise involving any Plan (other than routine claims for benefits);
     (e) no amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code as a result of the consummation of the Transaction;
     (f) neither any Plan nor any other person or entity has engaged in a “prohibited transaction” (as defined in ERISA Section 406 or Code Section 4975) with respect to a Plan for which no individual or class exemption exists;
     (g) each Plan that is a “group health plan” (as defined in Code Section 5000(b)(1)) has complied and will comply at all times (whether before, on, or after the Closing Date) in all respects with the applicable requirements of ERISA Section 601 and 602, Code Section 162(k) (through December 31, 1998) and Code Section 4980B (commencing on January 1, 1989);
     (h) no Plan is an “employee welfare benefit plan” (as defined in ERISA Section 3(1)) that provides benefits to or on behalf of any person following retirement or other termination of employment (except to the extent required by Code Section 4980B);
     (i) no Plan is subject to Code Section 409A or, if subject to 409A, has been in good faith compliance with Code Section 409A since January 1, 2005; and
     (j) neither the execution and delivery of this Agreement nor the consummation of the Transaction will (i) result in any material payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or any employee under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

     4.10 Environmental Matters. Except as provided in the Disclosure Schedule:
     (a) there has been no Treatment or Storage of any Hazardous Material at, on, under or from any of the Real Property or on any other property on which the Company or any predecessor has conducted its business, except in accordance with applicable Environmental Laws, and in a manner that would not give rise to any Action, liability or obligations under Environmental Laws;
     (b) there has been no Release or threatened Release of any Hazardous Material at, on, under, from or, affecting, any of the Real Property or any other property on which the Company or any predecessor has conducted its business in violation of any applicable Environmental Laws, or in a manner that would give rise to any Action, liability or obligations under Environmental Laws;
     (c) there has been no Disposal of any Hazardous Materials at, on or under any of the Real Property or any other property on which the Company or any predecessor has conducted its business in violation of any applicable Environmental Laws, or in a manner that would give rise to any Action, liability or obligations under Environmental Laws;
     (d) the Company has not Disposed or arranged for the Disposal of any Hazardous Materials at any place, location or any property except in compliance with Environmental Laws and in a manner that would not give rise to any Action, liability or obligations under Environmental Laws;
     (e) the Company has not been named in any Action concerning, and none of them has received any written or oral notice or request for information from any third party with respect to, a Release or threatened Release of any Hazardous Material or of a violation or alleged violation of any Environmental Law and, to the Company’s Knowledge, no such notice or request is threatened;
     (f) there are no underground storage tanks or related piping nor any polychlorinated biphenyl or friable asbestos materials located on, under or at any of the Real Property, and the Company has not removed any such tank, piping polychlorinated biphenyls or friable asbestos materials from any Real Property;
     (g) the Company is in compliance with Environmental Laws and has made, timely and sufficient application to Governmental Authority to the extent required to ensure continued compliance with Environmental Laws;
     (h) to the Sellers’ Knowledge, there are no facts, circumstances, conditions or occurrences resulting from the Company’s or any predecessor’s conduct of the Business that could reasonably be anticipated (i) to form the basis of an Action arising under or relating to Environmental Laws, (ii) to interfere with or prevent the Company’s continued compliance with Environmental Laws, or (iii) to cause the Real Property or the Business to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Laws; and
     (i) the Company has provided to Buyer true and complete copies of any environmental reports, correspondence to and from any Governmental Authority and other documents in its possession or control that relate to Actions under Environmental Laws, the Company’s compliance with Environmental Laws and Permits issued under Environmental Laws and the Environmental Condition of the Real Property, which are listed on the Disclosure Schedule.
     4.11 Compliance with Laws. The Company is, and has been at all times since December 31, 2006, in compliance in all material respects with all applicable Laws and possesses all Permits which are required with respect to the operation of its business as currently conducted. Since December 31, 2006, the Company has not received any written notice from any Person alleging any material noncompliance with any applicable Law or Permit.
     4.12 Real Property. The Disclosure Schedule set forth a complete list of the real property relating to the business of the Company owned or leased by the Company (the “Real Property”), and specifies the Company’s ownership or leasehold interest therein. The Company has good, marketable and indefeasible fee simple title to, and the right to quiet enjoyment of, the Real Property owned by the Company, free and clear of all Liens, except Permitted Liens, and no leasehold or other interest of the Company in Real Property is subject or subordinate to any Lien, except Permitted Liens, whether a lien on the leasehold estate or fee estate. With respect to the Real Property owned by the Company, no Person other than the Company has any use, occupancy or leasehold rights with respect to such Real Property or any part thereof, and such Real Property is not subject to any leases or subleases, unrecorded easements, options to purchase, rights of first offer or refusal to purchase, or any other agreement or contract to use, lease or purchase such Real Property. Each use of the Real Property by the Company is and has been valid, permitted and conforming uses in accordance with the current zoning classification of the Real Property, and there are no outstanding variances or special use permits affecting the Real Property or its uses. Since December 31, 2006, the Company has not received written notice of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting the Real Property nor any written notice of default of any covenant, condition, restriction or right of way or easement affecting the Real Property. The Real Property either is freely accessible directly from all public streets on which it abuts, or uses adjoining private land to access the same in accordance with valid public easements; to Sellers’ Knowledge, there is no condition which would result in the termination of such access. Water, sewer, drainage facilities, telephone and electrical service connections are readily available to the Real Property without assessment other than annual maintenance and use charges, and all such connections currently in place are operable and adequate for their present usage.
     4.13 Personal Property. The Company owns each of the items of tangible personal property reflected on the Acquisition Balance Sheet or acquired thereafter (except for assets that have been disposed of in the Ordinary Course of Business since the date of the Acquisition Balance Sheet), free and clear of all Liens, except for Permitted Liens. The condition of the tangible personal property is sufficient, in all material respects, for the operation of the business as currently conducted by the Company. No Person, other than the Company, owns or primarily utilizes any material equipment of the Company. Except as set forth on the Disclosure Schedule, all of the tangible personal property is located at the Real Property.
     4.14 Accounts Receivable; Inventory.
     (a) The accounts receivable reflected on the books and records of the Company represent valid obligations arising from sales actually made. The Company has not received written notice of any contest, claim or right of setoff with respect to its accounts receivable, other than returns and discounts in the Ordinary Course of Business.
     (b) The inventories of the Company are suitable, usable, not obsolete and, in the case of finished goods and products, saleable in the ordinary course of business at applicable prices,

except inventories that have been written down and subject to reserves for obsolete, slow-moving and excess inventories on the books and records of the Company. There is no consigned inventory. All the inventories of the Company are physically located at the Company’s facilities or, are in transit to the Company or to a customer, distributor or sales representative.
     4.15 Intellectual Property. The Disclosure Schedule set forth a complete and correct list of all patented or registered Intellectual Property and pending applications for registration of Intellectual Property, material unregistered trademarks, service marks, trade names, material unregistered copyrights, corporate names, logos and slogans, Internet domain names and material software included in the Company Intellectual Property. The Disclosure Schedule set forth all written material licenses for which the Company is a party either as a licensee or licensor and any other material agreements under which the Company grants or receives any rights to Intellectual Property. With respect to Intellectual Property matters:
     (a) the Company owns and possesses all right, title and interest in and to, or has a valid and enforceable right or license to use the Company Intellectual Property as currently being used;
     (b) the Company Intellectual Property is not subject to any Liens and is not subject to any restrictions or limitations regarding use or disclosure other than pursuant to written license agreements applicable thereto;
     (c) to Sellers’ Knowledge, the Company Intellectual Property owned by the Company and the Company Intellectual Property used by the Company are valid, subsisting, in full force and effect and have not been cancelled, expired or abandoned;
     (d) (i) to Sellers’ Knowledge, the Company has not infringed, misappropriated or otherwise conflicted with, any Intellectual Property of any third party; (ii) to Sellers’ Knowledge, the conduct of the business as currently conducted by the Company does not infringe upon any Intellectual Property owned or controlled by any third party; and (iii) the Company has not received any written notice regarding any of the foregoing (including any demands or offers to license any Intellectual Property from any third party);
     (e) to Sellers’ Knowledge, no third party has infringed, misappropriated or otherwise conflicted with any of the Company Intellectual Property;
     (f) no claims of infringement, misappropriation or other conflict with any of the Company Intellectual Property have been brought or, since December 31, 2006, to Seller’s Knowledge, threatened against any Person by the Company; and
     (g) (i) all licenses included in the Disclosure Schedule are in full force and effect and, to Sellers’ Knowledge, are enforceable by the Company in accordance with their respective terms, (ii) the Company has performed all material obligations required to be performed by it pursuant to the licenses and agreements included in the Disclosure Schedule, and (iii) there is no existing or, to Sellers’ Knowledge, since December 31, 2006, threatened default under or violation of any of the licenses or agreements included in the Disclosure Schedule by any other party thereto.
     4.16 Contracts. The Disclosure Schedule lists the following written agreements or binding oral agreements to which the Company is a party and which are currently in effect:

     (a) contracts or group of related contracts, including, purchase orders entered into in the Ordinary Course of Business which provide for the purchase of goods or services by the Company from any one Person under which the undelivered balance of such goods or services has a purchase price in excess of $50,000;
     (b) contracts or group of related contracts, including, sales orders entered into in the Ordinary Course of Business, which provide for the sale of goods or services by the Company and under which the undelivered balance of such goods or services has a sale price in excess of $50,000;
     (c) contracts relating to the borrowing of money by the Company, to the granting by the Company of a Lien on any of its assets, or any guaranty by the Company of any obligation in respect of borrowed money or otherwise;
     (d) contracts with dealers, distributors or sales representatives;
     (e) employment, confidentiality and non-competition agreements with any employee, officer, consultant or management advisor;
     (f) contracts which limit the freedom of the Company to (i) engage in any business. (ii) conduct business in any geographic region, or (iii) compete with any Person;
     (g) contracts pursuant to which the Company is a lessor or a lessee of any personal or real property, or holds or operates any tangible personal property owned by another Person, except for any such leases under which the aggregate annual lease payments do not exceed $50,000;
     (h) stock option contracts, warrants and convertible securities for the purchase or issuance of capital stock of the Company;
     (i) contracts restricting the transfer of capital stock of the Company, obligating the Company to issue or repurchase shares of its capital stock, or relating to the voting of stock or the election of directors of the Company;
     (j) contracts or commitments for the purchase or sale of capital assets in excess of $50,000;
     (k) contracts or commitments to any employee (other than any Plan), including any of the foregoing which provides for commission payments or severance or post-retirement benefits;
     (l) any Government Contract; and
     (m) material written contracts not otherwise described in this Section.
     The Company has made available to Buyer correct copies of each contract required to be identified as provided in this Section (collectively, the “Material Contracts”); provided, however, that the Disclosure Schedule may also include contracts that are not required to be identified as provided in this Section, and the identification of such contracts as provided in this Section is not an admission that such contracts are Material Contracts. All of the Material Contracts are in full force and effect and, to Seller’s Knowledge, are enforceable in accordance with their respective terms. The Company has performed in all material respects all obligations required to be performed by it pursuant to such contracts, and there is no existing or, to Sellers’ Knowledge, since December 31, 2006, default or threatened default under or violation of any of such contracts by any other party thereto. With respect to the Government Contracts to which the Company is a party, the Company is in compliance in all material respects with all applicable Laws and contract provisions applicable to the obtaining, formation, pricing, performance, billing, administration and other aspects of its Government Contracts, including without limitation, the Truth in Negotiations Act, specialty metals laws (commonly known as the Berry Amendment) and other applicable Federal Acquisition Regulations and applicable provisions of the Defense Federal Acquisition Regulations Supplement and the Company maintains documentation appropriate to establish compliance with the foregoing. The cost accounting, pricing, estimating, property, and procurement systems relating to the Company’s Government Contracts are in compliance in all material respects with applicable laws, regulations and contract provisions, including without limitation, cost principles and cost accounting standards.
     4.17 Litigation. No actions are pending or threatened in writing against the Company that involve or, since December 31, 2004 have involved, more than $100,000 in damages individually. Except as set forth on the Disclosure Schedule, the Company is not the subject of any order, judgment or decree of any Governmental Authority.
     4.18 Product Warranty/Product Liability. No product warranty or liability claims are currently pending or, to Sellers’ Knowledge, since December 31, 2006, threatened against the Company which would exceed $50,000 individually or $100,000 in the aggregate.
     4.19 Brokerage. Except for Brown Gibbons Lang & Company Securities, Inc., whose fees and expenses will be paid by Sellers at the Closing, no broker, finder or similar agent has been employed by or on behalf of Sellers or the Company, and no Person with which Sellers or the Company has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.
     4.20 Material Customers and Suppliers. Neither any customer which accounted for more than 5% of sales by the Company in the last fiscal year, nor any supplier which accounted for more than 5% of purchases by the Company in the last fiscal year, has delivered to the Company any written notice which (a) materially modified or terminated its relationship with the Company or (b) indicated its intention to do so.
     4.21 Insurance. The Disclosure Schedule set forth an accurate and complete list of all insurance policies applicable to the Company. All such policies are in full force and effect, all premiums that are due and payable with respect thereto have been paid, and no notice of denial of coverage, cancellation or termination has been received with respect to such policies. The applicable limits under such policies have not been exhausted. There are no outstanding claims by the Company under any such insurance policies except for routine claims under worker’s compensation plans nor during the preceding three (3) years have any claims been made. The Disclosure Schedule sets forth the historical loss runs of all general liability, casualty, auto and other insurance coverage claims (including worker’s compensation claims) in calendar years 2005 and 2006 and from January 1, 2007 to August 31, 2007.
     4.22 Indebtedness. The Company has no Indebtedness.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to each Seller that the following statements contained in this Article 5 are true and correct at and as of the date of this Agreement.
     5.1 Organization; Authorization. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to execute, deliver and perform this Agreement and each Related Agreement to be executed and delivered by Buyer, and to consummate the Transaction.
     5.2 Execution and Delivery; Enforceability. This Agreement has been, and each Related Agreement to be executed and delivered by Buyer will upon such delivery be, duly executed and delivered by Buyer and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity.
     5.3 Noncontravention. Neither the execution and delivery by Buyer of this Agreement or any Related Agreement nor compliance by Buyer with their terms:
     (a) will be a breach of or a default under (i) Buyer’s Organizational Documents, (ii) any agreement or instrument to which Buyer is a party, or (iii) any Law applicable to Buyer; or
     (b) will require a filing with or Permit from any Governmental Authority or any other notice to or consent of a Person.
     5.4 Brokerage. No Person is or will become entitled, by reason of any agreement entered into by or on behalf of Buyer, to receive any commission or other similar compensation in connection with the consummation of the Transaction.
     5.5 Investment Intent. Buyer is acquiring the Shares solely for its own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Shares. Buyer has sufficient experience in business, financial and investment matters to be able to evaluate the purchase of the Shares and to make an informed investment decision. Buyer is an “accredited investor” within the meaning of Rule 501 under the 1933 Act. Buyer has had adequate opportunity to obtain from the Company such information about its business as is necessary to permit Buyer to evaluate the merits and risks of its investment. Buyer acknowledges that: (a) none of the Shares has been registered or qualified under the 1933 Act or under any state securities Laws in reliance upon specific exemptions for transactions not involving any public offering; (b) all of the Shares constitute “restricted securities” as defined in Rule 144 under the 1933 Act; (c) none of the Shares is traded or tradable on any securities exchange or market; and (d) none of the Shares may be sold, transferred or otherwise disposed of unless a registration statement under the 1933 Act with respect to such Shares and qualification in accordance with any applicable state securities Laws becomes effective or an exemption is available. Buyer will refrain from transferring or otherwise disposing of any of the Shares or any interest therein in any manner that may cause any Seller to be in violation of the 1933 Act or any state securities Laws.
     5.6 Disclosure. Buyer has had full access to the Company’s officers, managers, employees, records, physical plant and facilities to the extent the Buyer has deemed necessary to enable the Buyer to fully evaluate the merits and risks of the Transaction.
ARTICLE 6
THE CLOSING

     The consummation of the Transaction (the “Closing”) shall take place at the Cleveland offices of McDonald Hopkins LLC simultaneously with the execution and delivery of this Agreement. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” The Closing shall be deemed to be effective as of the close of business on the Closing Date. The deliveries described in Article 7 shall be mutually interdependent and shall be regarded as occurring simultaneously, and no such delivery shall become effective or shall be deemed to have occurred until all of the other deliveries provided for in Article 7 shall also have occurred or been waived in writing. Sellers’ Representative shall have the authority to waive on behalf of Sellers or any Seller any delivery required by Buyer.
ARTICLE 7
CLOSING DELIVERIES
     7.1 Deliveries by Sellers. On or prior to the Closing Date, Seller or Sellers’ Representative shall deliver, or cause to be delivered, to Buyer the following items:
     (a) all certificates for the Shares, duly endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and transfer;
     (b) the written resignation, effective as of the Closing, of each director of the Company and of Patrick Walsh from the positions of Secretary and Treasurer;
     (c) the Payoff Letters and UCC3 termination statements evidencing the release of all Liens other than Permitted Liens;
     (d) evidence of all consents required in connection with the Transaction under any written agreement of the nature disclosed in Section 4.16;
     (e) the Escrow Agreement, duly executed by Sellers’ Representative and the Escrow Agent;
     (f) the Closing Certificate;
     (g) certified Articles of Incorporation as amended to date and the Amended and Restated Code of Regulations certified by the Secretary of the Company;
     (h) a reliance letter from Bureau Veritas;
     (i) a title commitment for the Real Property; and
     (j) each other document required to be delivered to Buyer pursuant to this Agreement.
Any document to be delivered to Buyer pursuant to this Section, the form of which is not attached to this Agreement as an exhibit, shall be reasonably satisfactory to Buyer.
     7.2 Deliveries by Buyer. On or prior to the Closing Date, Buyer shall deliver, or cause to be delivered, to Sellers’ Representative, the Escrow Agent or to the other Persons entitled thereto, as the case may be, the following items:
     (a) the Closing Payment in accordance with Section 2.5.1;

     (b) the Escrow Amount in accordance with Section 2.5.2;
     (c) the Selling Expenses in accordance with Section 2.5.2;
     (d) the Escrow Agreement, duly executed by Buyer and the Escrow Agent; and
     (e) each other document required to be delivered to Sellers pursuant to this Agreement.
Any document to be delivered to Sellers pursuant to this Section, the form of which is not attached to this Agreement as an exhibit, shall be reasonably satisfactory to Sellers’ Representative.
ARTICLE 8
ADDITIONAL COVENANTS AND AGREEMENTS
     8.1 Expenses. Except as otherwise set forth in this Agreement:
     (a) Buyer shall pay all fees and expenses incident to the Transaction which are incurred by Buyer or its representatives; and
     (b) Sellers’ Representative, on behalf of Sellers, or the Company, if such payment is made at or prior to the Closing, shall pay all fees and expenses incident to the Transaction which are incurred by the Company, Sellers’ Representative on behalf of Sellers, or their respective representatives, including any brokerage expenses (“Selling Expenses”).
     8.2 No Assignments. No assignment of any part of this Agreement or any right or obligation hereunder may be made by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment without such consent shall be void and of no force or effect; provided, however, that (a) Buyer may assign any of its rights or delegate any of its duties under this Agreement to any Affiliate of Buyer controlled by Buyer, provided, further, that no such assignment shall relieve Buyer of its obligations hereunder, and (b) Buyer may collaterally assign its rights, but not its obligations, under this Agreement to any of its financing sources.
     8.3 Covenant Not to Compete; Nondisparagement.
     (a) For a period of five years following the Closing Date, Sellers will not, either alone or in conjunction with any other Person, directly or indirectly:
     (i) own, manage, operate, consult with, provide financing to, or join, control or participate in the ownership, management, operation or control of, or the provision of financing to, any business wherever located (whether in corporate, proprietorship or partnership form or otherwise), if such business is competitive with the business of the Company as conducted on the Closing Date;
     (ii) engage, employ, solicit, or contact with a view to the engagement or employment by, any Person, any employee, officer or manager of, or consultant to, Buyer or any Person who is an employee, officer or manager of, or consultant to, the Company on the Closing Date; or
     (iii) solicit any customer of the Company for the purpose of providing services or products competitive with the business of the Company as conducted on the Closing Date.

     (b) Notwithstanding subsection (a), Sellers may, directly or indirectly, own securities of a corporation or other entity which engages in any business or manufactures or sells any products which compete in any way with the Company if such securities are listed for trading on a national or regional stock exchange or trade on the over-the-counter market as long as each Seller owns no more than 5% of the issued and outstanding securities of any such corporation or other entity.
     (c) After the Closing Date, no Seller will disparage the Company, Buyer or any of Buyer’s stockholders, directors, officers, employees or agents.
     (d) Sellers acknowledge that this Section 8.3 is reasonable and necessary to preserve and protect Buyer’s legitimate business interests and the value of the Company and to prevent any unfair advantage conferred on Sellers.
     (e) In the event of a breach by a Seller of the provisions of this Section 8.3, in addition to its remedy at law, Buyer shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available and Buyer will not be obligated to post bond or other security in seeking such relief.
     8.4 General Release of Claims.
     (a) Effective from and after the Closing, the Company, for and on behalf of itself and its successors and assigns, hereby releases and forever discharges the Sellers and each of their respective successors, heirs, executors, administrators and assigns (the “Seller Released Parties”) of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, notes payable, loans, debts, Liens, contracts, agreements, promises, liabilities, claims, accounts, sums of money, bonds, bills, demands, damages, losses, costs or expenses, whether direct or indirect, of any nature whatsoever, known or unknown, fixed or contingent, including, without limitation, any claim for breach of fiduciary duty, which the Company either now has or may hereafter have against the Seller Released Parties, based on any actions, omissions, facts or circumstances as existed or exist on or at any time prior to the Closing, from the beginning of time to the date and time of the Closing (collectively, the “Released Company Claims”), save and except only claims, if any, arising under this Agreement. The Company covenants that there has been no assignment or other transfer of any interest in any Released Company Claim which the Company may have against Sellers. The Company covenants and agrees that it shall not commence, join in, or in any manner seek relief through any suit arising out of, based upon, or relating to any Released Company Claim released hereunder, or in any manner assert or cause or assist another to assert against the Seller Released Parties, any Released Company Claim.
     (b) Effective from and after the Closing, each Seller, in his capacity as Seller director, officer and employee, for and on behalf of himself or itself and his or its successors, heirs, executors, administrators and assigns, hereby releases and forever discharges the Company and each of the Company’s past and future officers, directors, shareholders, employees, insurers, successors, assigns and other Affiliates (the “Company Released Parties”) of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, notes payable, loans, debts, Liens, contracts, agreements, promises, liabilities, claims, accounts, sums of money, bonds, bills, demands, damages, losses, costs or expenses, whether direct or indirect, of any nature whatsoever, known or unknown, fixed or contingent, including, without limitation, any claim for breach of fiduciary duty, which such Seller either now has or may hereafter have against the Company Released Parties, based on any actions, omissions, facts or circumstances as existed or exist on or at any time prior to the Closing, from the beginning of time to the date and time of the Closing (collectively, the “Released Seller Claims”), save and except only rights and benefits accrued prior to the Closing under the Plans and claims, if any, arising under this Agreement (including rights to indemnification or reimbursement from the Company as provided for in Section 8.6 of this Agreement). Each Seller covenants that there has been no assignment or other transfer of any interest in any Released Seller Claim which such Seller may have against the Company. Each Seller covenants and agrees that he or it shall not commence, join in, or in any manner seek relief through any suit arising out of, based upon, or relating to any Released Seller Claim released hereunder, or in any manner assert or cause or assist another to assert against the Company Released Parties, any Released Seller Claim.
     8.5 Access by Sellers. Buyer shall, and shall cause the Company to, for a period of five years after the Closing Date, during normal business hours, provide Sellers’ Representative and its representatives with such access to the books and records of the Company as may be reasonably requested by Sellers’ Representative, who shall be entitled, at its expense, to copy such books and records. Buyer shall not, during such five-year period, destroy or cause or permit to be destroyed any books or records without first obtaining the consent of Sellers’ Representative (or providing to Sellers’ Representative notice of such intent and a reasonable opportunity to copy such books or records at least 30 days prior to such destruction).
     8.6 Continuation of Indemnification.
     (a) For a period of six years after the Closing, Buyer shall (i) cause the Company to continue to indemnify and hold harmless each of the present and former directors, officers, employees and agents of the Company, in their capacities as such, from and against all damages, costs and expenses actually incurred or suffered in connection with any threatened or pending action, suit or proceeding at law or in equity by any Person or any other proceeding relating to the business of the Company or the status of such individual as a director, officer, employee or agent prior to the Closing, to the fullest extent permitted by any applicable Law, and (ii) retain in the Organizational Documents of the Company any indemnification provision or provisions, including provisions respecting the advancement of expenses, in effect on the Closing Date for the benefit of such present and former officers, directors, employees and agents.
     (b) If the Company merges into, consolidates with or transfers all or substantially all of its assets to another Person, then in each such case Buyer shall make and shall cause the Company to make proper provision so that the surviving or resulting corporation or the transferee in such transaction shall assume the obligations of Buyer and the Company under this Section. This Section is intended to benefit each director, officer, agent or employee of the Company who has held such capacity on or prior to the Closing Date.
     8.7 Sellers’ Representative.
     (a) Sellers hereby designate Sellers’ Representative to execute any and all documents on behalf of Sellers, and to take any other actions on behalf of Sellers which may be required pursuant to this Agreement or the Escrow Agreement in order to consummate the Transaction and perform their obligations hereunder and thereunder before, at or following the Closing. Without limiting the generality of the foregoing, Sellers’ Representative shall have the full and exclusive authority to (i) agree with Buyer with respect to any matter deemed necessary by Sellers’ Representative in connection with this Agreement or the Escrow Agreement calling for the agreement of Sellers, give and receive notices on behalf of Sellers, and act on behalf of Sellers in connection with any matter as to which Sellers are or may be obligated under this

Agreement or the Escrow Agreement, all in the absolute discretion of Sellers’ Representative, (ii) execute and deliver all documents contemplated by this Agreement or the Escrow Agreement, and (iii) take all actions necessary or desirable in connection with the defense or settlement of any indemnification claims pursuant to Section 9.1 and performance of obligations under Article 2, including to withhold funds for satisfaction of expenses or other liabilities or obligations; provided, however, that Sellers’ Representative shall not (A) without the approval of Sellers with a majority of the Prorata Share (1) admit Sellers’ obligation to indemnify an Indemnitee or (2) agree to any indemnity payment (whether or not in settlement of litigation), or (B) without the approval of any Seller, consent to any injunction against such Seller.
     (b) Subject to Section 8.7(a), decisions by Sellers’ Representative within the scope of the authority granted pursuant to this Section, including decisions made as the Indemnitor’s Representative pursuant to Section 9.5, shall be binding upon all Sellers, and no Seller shall have the right to contest the same. Sellers shall cooperate with Sellers’ Representative and any accountants, attorneys or other agents whom he may retain to assist in carrying out his duties hereunder. Sellers’ Representative may communicate with any Seller or any other Person concerning his responsibilities hereunder, but he is not required to do so. Sellers’ Representative has a duty to serve in good faith the interests of Sellers and to perform his designated role under this Agreement, but Sellers’ Representative shall have no financial liability whatsoever to any Person relating to his service hereunder (including any action taken or omitted to be taken), except that he shall be liable for harm which he causes by an act of bad faith or willful misconduct. Sellers shall reimburse Sellers’ Representative for all costs and expenses, including reasonable professional fees, incurred and shall indemnify and hold harmless Sellers’ Representative against any loss, expense (including attorney’s fees incurred pursuant to Section 9.5) or other liability arising out of his service as Sellers’ Representative under this Agreement, other than for harm caused by an act of bad faith or willful misconduct. Sellers’ Representative may resign at any time by notifying in writing Buyer and Sellers. If Sellers’ Representative resigns, Sellers with a majority of the Prorata Share may elect a successor and may establish compensation for such successor. Notice of election of a new Sellers’ Representative shall be given to Buyer. Such successor Sellers’ Representative shall exercise the rights and powers of and be entitled to the indemnity, reimbursement and other benefits of, the original Sellers’ Representative.
     8.8 Acknowledgements. Any cost estimate, projection or other prediction, any data, any financial information or any memoranda or offering materials or presentations, including any memoranda and materials provided by any representative of Sellers are not and shall not be deemed to be or include representations or warranties of Sellers. No Person has been authorized by Sellers to make any representation or warranty relating to Sellers, the Company or the business of the Company or otherwise in connection with the Transaction and, if made, such representation or warranty may not be relied upon as having been authorized by Sellers and shall not be deemed to have been made by Sellers. It is understood that McDonald Hopkins LLC is representing only Sellers and not Buyer or the Company, in connection with this Agreement and the Transaction; accordingly, McDonald Hopkins LLC shall be allowed to continue to represent Sellers in all matters and disputes, including in any matter or dispute adverse to Buyer or the Company.
     8.9 Tax Matters. The following provisions of this Section shall govern the allocation between Buyer and the Company, on the one hand, and Sellers, on the other hand, of responsibility for certain Tax matters following the Closing Date. In the event of any conflict between the provisions of this Section and any other provision of this Agreement, the provisions of this Section shall control.
     8.9.1 Allocation.

     (a) Sellers’ Representative shall prepare or cause to be prepared for filing by the Company all Tax Returns for the Company for all Tax periods ending on or before the Closing Date (the “Pre-Closing Periods”) that are due after the Closing Date, including the final S-Corporation Tax Return for the Company. Such Tax Returns shall be prepared in a manner consistent with the Company’s past practices. Such Tax Returns (including any related workpapers or other information reasonably requested by Buyer), together with a statement setting forth the amount of Tax allocated to the Company pursuant to this Section 8.9 (the “Tax Statement”) with respect to such Tax Return, shall be provided to Buyer for its review not later than 60 days before the due date for filing such Tax Returns (including extensions). If Buyer does not provide Sellers’ Representative with a written description of the items in the Tax Returns or the Tax Statement that Buyer intends to dispute within 30 days following the delivery to Buyer of such documents, Buyer shall be deemed to have accepted and agreed to such documents in the form provided. Buyer and Sellers’ Representative agree to consult with each other and to negotiate in good faith any timely-raised issue arising as a result of the review of such Tax Returns or the Tax Statement to permit the filing of such Tax Returns as promptly as possible, which good faith negotiations shall include each side exchanging in writing their positions concerning the matter or matters in dispute and a meeting to discuss their respective positions. In the event the parties are unable to resolve any dispute within ten days following the delivery of written notice by Buyer of such dispute, Sellers’ Representative and Buyer shall jointly request the Independent Accountants to resolve any issue in dispute at least five business days before the due date of such Tax Return, in order that such Tax Return may be timely filed. If the Independent Accountants are unable to make a determination with respect to any disputed issue within five business days before the due date (including extensions) for the filing of the Tax Return in question, then Sellers’ Representative may require that the Company file such Tax Return on the due date (including extensions) therefor without such determination having been made and without the consent of Buyer; provided, however, that such Tax Return shall incorporate such changes as have at the time of such filing been agreed to by the parties pursuant to this Section 8.9. Notwithstanding the filing of such Tax Return, the Independent Accountants shall make a determination with respect to any disputed issue, and the amount of Taxes that are allocated to the Company pursuant to this Section 8.9 shall be determined utilizing the determination of the Independent Accountants. The determination of the Independent Accountants shall be binding on all parties. Buyer, on the one hand, and Sellers, collectively, on the other hand, shall each bear one-half of the fees and expenses of the Independent Accountants.
     (b) Buyer and the Company shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns for the Company for all Tax periods that begin before the Closing Date and end after the Closing Date (the “Straddle Periods”). Such Tax Returns shall be prepared in a manner consistent with Law and legal requirements and the Company’s past practices. Such Tax Returns (including any related workpapers or other information reasonably requested by Sellers’ Representative), together with a Tax Statement with respect to such Tax Return, shall be provided to Sellers’ Representative, acting for Sellers, for his review not later than 60 days before the due date for filing such Tax Returns (including extensions). If Sellers’ Representative does not provide Buyer with a written description of the items in the Tax Returns or the Tax Statement that Sellers’ Representative intends to dispute within 30 days following the delivery to Sellers’ Representative of such documents, Sellers’ Representative shall be deemed to have accepted and agreed to such documents in the form provided. Buyer and Sellers’ Representative agree to consult with each other and to negotiate in good faith any timely-raised issue arising as a result of the review of such Tax Returns or the Tax Statement to permit the filing of such Tax Returns as promptly as possible, which good faith negotiations shall include each side exchanging in writing their positions concerning the matter or matters in dispute and a meeting to discuss their respective positions. In the event the parties are unable to resolve any dispute within ten days following the delivery of written notice by Sellers’ Representative of such dispute, Sellers’ Representative and Buyer shall jointly request the Independent Accountants to resolve any issue in dispute at least five business days before the due date of such Tax Return, in order that such Tax Return may be timely filed. If the Independent Accountants are unable to make a determination with respect to any disputed issue within five business days before the due date (including extensions) for the filing of the Tax Return in question, then Buyer and the Company may file such Tax Return on the due date (including extensions) therefor without such determination having been made and without the consent of Sellers’ Representative; provided, however, that such Tax Return shall incorporate such changes as have at the time of such filing been agreed to by the parties pursuant to this Section 8.9. Notwithstanding the filing of such Tax Return, the Independent Accountants shall make a determination with respect to any disputed issue, and the amount of Taxes that are allocated to the Company pursuant to this Section 8.9 shall be determined utilizing the determination of the Independent Accountants. The determination of the Independent Accountants shall be binding on all parties. Buyer, on the one hand, and Sellers, collectively, on the other hand, shall each bear one-half of the fees and expenses of the Independent Accountants.
     (c) For purposes of this Agreement, the portion of Tax with respect to the income, property or operations of the Company that is attributable to any Straddle Period will be apportioned between the period of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 8.9.1(c). The portion of such Tax attributable to the Pre-Closing Straddle Period shall (A) in the case of any Taxes, other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period, and the denominator of which is the number of days in the Straddle Period, and (B) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Pre-Closing Straddle Period ended on and included the Closing Date. For purposes of this Section 8.9.1(c) any exemption, deduction, credit or other item that is calculated on an annual basis will be allocated to the Pre-Closing Straddle Period on a pro rata basis by multiplying the total amount of such items for the Straddle Period by a fraction, the numerator of which is the number of calendar days in the Pre-Closing Straddle Period, and the denominator of which is the number of calendar days in the Straddle Period. The portion of Tax attributable to a Post-Closing Straddle Period shall be calculated in a corresponding manner.
     (d) Sellers shall reimburse Buyer and the Company in accordance with this Section 8.9 for all Taxes of the Company with respect to any Pre-Closing Period and Pre-Closing Straddle Period, except to the extent such Taxes were included as liabilities in the calculation of the Closing Working Capital. Sellers shall pay such reimbursement (i) within 15 days after Sellers’ Representative has received written confirmation of payment by Buyer or the Company of such Taxes that are shown as due and owing on the Tax Returns (or, if applicable, allocated to Sellers) with respect to any Pre-Closing Period and Pre-Closing Straddle Period, (ii) if later, within 15 days after Sellers’ Representative has received written confirmation of the determination of the Independent Accountants (as described in Section 8.9.1(a) or (b)), or (iii) in the case of an audit or Action for Taxes, within 15 days after Sellers’ Representative has received written confirmation of the settlement or other final resolution of such audit or Action. Sellers, Sellers’ Representative, Buyer and the Company shall cooperate fully in connection with the filing of Tax Returns pursuant to this Section 8.9.1 and any audit, litigation or other proceeding with respect to Taxes of the Company. Such cooperation shall include the reasonable furnishing or making available during normal business hours of personnel, powers of attorney, and the retention and (upon a party’s request) the provision of records and information that are reasonably relevant to the preparation of any such Tax Return or to any such audit, litigation or other proceeding. Each of Sellers, Sellers’ Representative, Buyer and the Company shall (i) retain all books and records that are in his, her or its possession with respect to Tax matters pertinent to the Company relating to any Pre-Closing Period or Straddle Period until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer or Sellers’ Representative, any extension thereof) of the applicable taxable periods, and abide by all record retention agreements entered into with any taxing authority, and (ii) give the other parties hereto reasonable written notice before transferring, destroying or discarding any such books and records and, if the other party so requests, Sellers’ Representative or Buyer, as the case may be, shall allow the other party to take possession of such books and records.
     (e) Buyer and Sellers’ Representative shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transaction).
     8.9.2 Tax Refunds. Sellers shall be entitled to any Tax refunds or credits, including interest paid therewith, in respect of Taxes paid by the Company with respect to any Pre-Closing Period or Pre-Closing Straddle Period. Buyer shall forward to Sellers’ Representative, on behalf of Sellers, any such Tax refunds received or credits utilized to reduce a Tax within 15 days after receipt or entitlement thereto. At the request and expense of Sellers’ Representative, Buyer shall cause the Company to use commercially reasonable efforts to prepare and file any reasonable claims for Tax refunds in respect of Taxes paid by the Company for any Pre-Closing Period or Pre-Closing Straddle Period, provided such claim for Tax refunds will not adversely affect the Tax liability of Buyer or the Company for any Post-Closing Straddle Period or Tax period following the Closing. Sellers’ Representative shall have the opportunity to review such claims for Tax refunds (and any relevant information reasonably requested by Sellers’ Representative) prior to their filing, and Buyer shall consider any changes to such claims for Tax refunds reasonably requested by Sellers’ Representative.
     8.9.3 Amendment of Tax Returns. No party shall, and no party shall cause the Company to, amend, refile, revoke or otherwise modify any Tax Return or Tax election of the Company with respect to any Pre-Closing Period or Straddle Period without the prior written consent of Buyer and Sellers’ Representative, which consent shall not be unreasonably withheld or delayed.
     8.9.4 Tax Claims. In the event a claim is made or a deficiency alleged following the Closing relating to the Company by the Internal Revenue Service or any other taxing authority, which, if successful, would result in (i) an adjustment to the income, loss, credit or deductions allocated to Sellers or (ii) a loss or liability in respect of which indemnity properly may be sought against Sellers pursuant to this Agreement, then the following exclusively shall apply:
     (a) After the Company receives actual notice of such claim or alleged deficiency, Buyer shall, or Buyer shall cause the Company to, promptly notify Sellers’ Representative in writing of such claim or alleged deficiency and shall not make payment of any Tax claimed for at least 30 days after the giving of such notice;

     (b) Buyer shall, and Buyer shall cause the Company to, make available to Sellers’ Representative any relevant information relating to such claim or alleged deficiency that is within the knowledge of Buyer or the Company;
     (c) If Sellers’ Representative desires that the Company contest such claim or alleged deficiency, Sellers’ Representative shall, within 30 days after receipt of notice by Sellers’ Representative from Buyer or the Company of such claim or alleged deficiency: (i) request by written notice to Buyer and the Company that such claim or alleged deficiency be contested; (ii) if requested by Buyer or the Company, furnish Buyer and the Company with an opinion of independent tax counsel selected by Sellers’ Representative and approved by Buyer (the “Approved Counsel”), at Sellers’ expense, to the effect that a meritorious defense exists with respect to such claim or alleged deficiency; and (iii) agree to indemnify Buyer and the Company in a manner satisfactory to Buyer and the Company and pay to Buyer or the Company on demand all liabilities and expenses which may reasonably be entailed in such defense;
     (d) Following Sellers’ Representative furnishing Buyer and the Company with such items as are set forth in Section 8.9.4(c), Buyer shall cause the Company to take such legal or other action reasonably requested by the Approved Counsel in contesting such claim or alleged deficiency, which may include, at the discretion of the Approved Counsel, the agreement to a reasonable settlement or the Company forgoing any and all administrative appeals, proceedings, hearings and conferences with the Internal Revenue Service or other appropriate taxing authority in respect of such claim or alleged deficiency, in which event Buyer shall cause the Company to either pay the Tax claimed (in which event Sellers shall promptly pay, on written request from Buyer or the Company, the amount of any such deficiency to Buyer or the Company) and sue for a refund in the appropriate United States District Court and/or the United States Court of Claims and/or other appropriate courts or forums, as determined in the discretion of the Approved Counsel, or contest such claim or alleged deficiency in the United States Tax Court and/or other appropriate courts or forums; and
     (e) If Sellers have paid additional amounts to Buyer or the Company pursuant to Section 8.9.4(d) with respect to a Tax claim, action or proceeding and such Tax claim shall be ultimately recovered in whole or in part by Buyer or the Company, by reason of agreement with the Internal Revenue Service, the United States or other appropriate taxing authority, or any court decision (including a decision of the United States Tax Court or other comparable court or forum) which is not appealed, then Buyer or the Company, as the case may be, shall pay Sellers’ Representative the additional amounts previously paid by Sellers to Buyer or the Company with respect to the Tax claimed which was ultimately recovered plus any interest thereon received by Buyer or the Company, within 15 days after receipt thereof by Buyer or the Company.
     8.9.5 Transfer Taxes. Buyer shall be liable for and pay any and all transfer Taxes arising in connection with the transfer of the Shares hereunder.
     8.10 Non Disclosure of Confidential Information. Sellers acknowledge that the Company derives independent economic value, actual or potential, from its Company Intellectual Property and other confidential information regarding the Company and that the Company would be irreparably damaged if Sellers were to disclose or use such Company Intellectual Property or other confidential information for the benefit of any Person competing with the Company or engaged in a similar business. From and after the Closing, Sellers shall, and shall use their commercially reasonable efforts to cause their agents and representatives to, keep confidential and not disclose to any other Person, or use for their own benefit or the benefit of any other Person, any Company Intellectual Property or other confidential information regarding the Company and the terms of this Agreement (including the Purchase Price) except to the extent necessary in connection with the preparation of any Tax Returns or to assert or resolve any dispute between Sellers and the Company and/or Buyer. The obligations of Sellers under this Section 8.10 shall not apply to information which: (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 8.10 or (ii) is required to be disclosed by Law; provided, however, that in any such case, Sellers shall notify Buyer as early as reasonably practicable prior to disclosure to allow Buyer to take appropriate measures to preserve the confidentiality of such information., and the Seller shall cooperate with the Buyer, at the Buyer’s expense, in connection with any such measures.
ARTICLE 9
INDEMNIFICATION
     9.1 Indemnification of Buyer. Subject to Sections 9.2, 9.5 and 9.6, each Seller shall, severally and not jointly, indemnify Buyer and its Affiliates, officers, directors, employees and agents (collectively, the “Buyer Indemnitees”), against and hold the Buyer Indemnitees harmless from:
     (a) any Losses based upon, arising out of or caused by any breach of any representation or warranty made by such Seller in Article 3;
     (b) any Losses based upon Taxes attributable to the Pre-Closing Periods or any liability to Brown Gibbons Lang & Company Securities, Inc. which is not paid at Closing ;
     (c) such Seller’s Prorata Share of any Losses based upon, arising out of or caused by any breach of any representation or warranty contained in Article 4; and
     (d) such Seller’s Prorata Share of any Losses based upon, arising out of or caused by any breach or nonperformance of any covenant or agreement to be performed by Sellers or Sellers’ Representative herein.
Each Seller is responsible for only those representations and warranties made by that Seller in Article 3. No Seller shall be obligated to indemnify Buyer Indemnitees for Losses based upon, arising out of or caused by, any breach of any representation or warranty made by any other Seller in Article 3. No Seller shall be liable for the indemnification obligations of another Seller. Sellers do not make and shall not be deemed to have made, nor is Buyer relying upon, any representation, warranty or covenant other than those representations, warranties and covenants that are expressly set forth in this Agreement.
A Buyer Indemnitee may seek indemnification under any applicable provision of Section 9.1. If a Buyer Indemnitee’s claim arises under both (i) Section 9.1(a) or Section 9.1(c) and (ii) Section 9.1(b), then only the limitations set forth in Section 9.2 that are applicable to claims under Section 9.1(b) shall apply in determining Buyer’s indemnification.
     9.2 Limitations on Indemnification of Buyer. Notwithstanding any other provision of this Agreement, the indemnification of Buyer Indemnitees provided for in this Agreement shall be subject to the following limitations and conditions:
     (a) Any claim by a Buyer Indemnitee for indemnification pursuant to Sections 9.1(c) or Section 9.1(d) shall be required to be made by delivering notice to Sellers’ Representative no later than the close of business on the fifteen (15) month anniversary of the Closing Date; any claim by a Buyer Indemnitee for indemnification pursuant to Section 9.1(a) or 9.1(b) shall be required to be made by delivering notice to Sellers’ Representative no later than 60 days after the expiration of the applicable statute of limitations (either such date, as applicable, being the “Survival Date”),
     (b) Except with respect to indemnification pursuant to Section 9.1(b) or pursuant to Section 9.1(a) based upon a breach of Section 3.2 (neither of which shall be subject to any threshold amount), Buyer Indemnitees shall not be entitled to indemnification until the aggregate amount of all of Buyer Indemnitees’ claims for indemnification exceeds $500,000 (the “Indemnification Threshold Amount”). Thereafter, Buyer Indemnitees shall be entitled to indemnification only for amounts in excess of the Indemnification Threshold Amount.
     (c) Except as hereafter provided, the maximum indemnification amount to which Buyer Indemnitees may be entitled under this Agreement shall be the Escrow Amount and the maximum liability of any Seller under Section 9.1 shall be such Seller’s Prorata Share of the Escrow Amount. Notwithstanding the foregoing, the maximum indemnification amount to which Buyer Indemnitees may be entitled pursuant to Section 9.1(b) or pursuant to Section 9.1(a) based upon a breach of Section 3.2 shall be the Purchase Price and the maximum liability of any Seller in that case shall be such Seller’s Prorata Share of the Purchase Price.
     (d) The amount of any Losses recoverable by Buyer shall be reduced by the net effect of any tax-related benefits or insurance coverage which may be realized in respect of such Losses.
     9.3 Indemnification of Sellers. From and after the Closing Date and subject to Sections 9.4, 9.5 and 9.6, Buyer shall indemnify Sellers and their respective Affiliates, officers, directors, employees and agents (collectively, the “Seller Indemnitees”), against and hold the Seller Indemnitees harmless from:
     (a) any Losses based upon, arising out of or caused by any breach of any representation or warranty made by Buyer in Article 5; and
     (b) any Losses based upon, arising out of or caused by any breach or nonperformance of any covenant or agreement to be performed by Buyer herein.
Buyer does not make and shall not be deemed to have made, nor is any Seller Indemnitee relying upon, any representation, warranty or covenant other than those representations, warranties and covenants that are expressly set forth in this Agreement.
     9.4 Limitations on Indemnification of Sellers. Notwithstanding any other provisions of this Agreement, the indemnification of Seller Indemnitees provided for in this Agreement shall be subject to the following limitations and conditions:
     (a) Any claim by a Seller Indemnitee for indemnification pursuant to Section 9.3(a) shall be required to be made by delivering notice to Buyer no later than the close of business on the fifteen (15) month anniversary of the Closing Date.
     (b) Seller Indemnitees shall not be entitled to indemnification until the aggregate amount of their claims for indemnification exceeds the Indemnification Threshold Amount. Thereafter, Seller Indemnitees shall be entitled to indemnification only for amounts in excess of the Indemnification Threshold Amount.
     9.5 Procedures Relating to Indemnification.

     9.5.1 Third-Party Claims.
     (a) In order for a party (the “Indemnitee”) to be entitled to any indemnification provided for under this Agreement in respect of a claim or demand made by any Person against the Indemnitee (a “Third-Party Claim”), such Indemnitee must give written notice of the Third-Party Claim (i) to Buyer, if indemnity is sought from Buyer, (ii) to Sellers’ Representative, if indemnity is sought from Sellers pursuant to Sections 9.1(b), 9.1(c) or 9.1(d), or (iii) to the Seller from whom indemnity is sought pursuant to Section 9.1(a) (the party from whom indemnification is sought, the “Indemnitor” and the party to whom notice hereunder is given, in any case, the “Indemnitor’s Representative”). Such notice shall be given no later than 30 days after such claim or demand is first asserted, but in any event not later than the Survival Date. Such notice shall state the amount or estimated amount of such claim and shall identify the specific basis for such claim. Thereafter, the Indemnitee shall promptly deliver to the Indemnitor’s Representative copies of all notices and documents (including court papers received by the Indemnitee) relating to the Third-Party Claim so long as any such disclosure could not reasonably be expected to have an adverse effect on the attorney-client or any other privilege that may be available to the Indemnitee.
     (b) If a Third-Party Claim is made against an Indemnitee, the Indemnitor’s Representative shall be entitled to participate, at its expense, in the defense thereof. If the Indemnitor’s Representative irrevocably admits to the Indemnitee in writing the Indemnitor’s obligation to indemnify the Indemnitee for all liabilities and obligations relating to such Third-Party Claim, the Indemnitor’s Representative may elect to assume and control the defense thereof with counsel selected by the Indemnitor’s Representative; provided that the Indemnitor’s Representative shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnitee shall be entitled to have sole control over, the defense or settlement of any Third-Party Claim to the extent the claim seeks an injunction, non-monetary or other equitable relief against the Indemnitee, which if successful, would in the judgment of the Indemnitee materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnitee. If the Indemnitor’s Representative assumes a defense that it has the right to control under this Section 9.5(b), the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor’s Representative shall control such defense. The Indemnitor’s Representative shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and the Indemnitor’s Representative shall pay the reasonable fees and expenses of counsel retained by the Indemnitee if the Third Party Claim seeks injunctive or equitable relief against the Indemnitee; provided, that no settlement of any damage claims which are also asserted in connection with such Third Party Claim shall be made without the consent of the Indemnitor’s Representative, which consent shall not be unreasonably withheld or delayed. If a reasonable likelihood exists that counsel chosen by Indemnitor’s Representative has, or could reasonably be anticipated to have, a conflict of interest with respect to a defense of an Indemnitee, Indemnitor’s Representative shall be required to retain additional counsel who is not so conflicted.
     (c) If the Indemnitor’s Representative assumes the defense of any Third-Party Claim, all of the indemnified parties shall cooperate with the Indemnitor’s Representative in such defense. Such cooperation shall include, at the expense of the Indemnitor’s Representative, the retention and (upon the Indemnitor’s Representative’s request) the provision to the Indemnitor’s Representative of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnitor’s

Representative has assumed the defense of a Third-Party Claim, (i) the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnitor’s Representative’s prior written consent (which consent shall not be unreasonably withheld); (ii) the Indemnitee shall agree to any settlement, compromise or discharge of a Third-Party Claim which the Indemnitor’s representative may recommend and which by its terms releases the Indemnitee from any liability in connection with such Third-Party Claim and provides as the sole remedy the payment of monetary damages which are paid for in full by the Indemnitee, and (iii) the Indemnitor’s Representative shall not, without the written consent of the Indemnitee, enter into any settlement, compromise or discharge or consent to the entry of any judgment which imposes any obligation or restriction upon the Indemnitee.
     9.5.2 Other Claims. In the event any Indemnitee should have a claim against any Indemnitor under this Article 9 that does not involve a Third-Party Claim, the Indemnitee shall deliver notice of such claim to the Indemnitor’s representative promptly following discovery of any indemnifiable Loss or of facts or circumstances reasonably likely to result in any such indemnifiable Loss, but in any event not later than (i) the Survival Date, in the case where the Buyer is the Indemnitee or (ii) the date that is the close of business on the fifteen (15) month anniversary of the Closing Date, in the case where a Seller is the Indemnitee. Such notice shall state in reasonable detail the amount or an estimated amount of such claim, and shall specify the facts and circumstances which form the basis (or bases) for such claim, and shall further specify the representations, warranties or covenants alleged to have been breached. Upon receipt of any such notice, the Indemnitor’s representative shall notify the Indemnitee as to whether the Indemnitor accepts liability for any such Loss. If the Indemnitor’s representative disputes the Indemnitor’s liability with respect to such claim, as provided above, the Indemnitor’s representative and the indemnitee shall attempt to resolve such dispute in good faith. If, notwithstanding such good faith efforts to settle the dispute, such dispute has not been resolved within 30 days after notice of the Indemnitor’s dispute of the claim, then the parties will comply with the procedures set forth in Section 9.7.
     9.5.3 Sellers’ Representative Never Liable. Where pursuant to Section 9.5 Sellers’ Representative is the Indemnitor’s Representative, Sellers’ Representative shall nonetheless have no liability whatsoever to any Buyer Indemnitee for any act or omission in such capacity; provided, however, that service as a Sellers’ Representative shall not release any Seller from his liability, if any, as an Indemnitor.
     9.6 Use and Disbursement of Escrow Funds.
     9.6.1 Payment of Claims. Except with respect to indemnification pursuant to Section 9.1(b) or pursuant to Section 9.1(a) based upon a breach of Section 3.2: (a) any indemnification obligations of Sellers to Buyer Indemnitees pursuant to this Agreement shall be paid exclusively from the Escrow Account pursuant to the terms of the Escrow Agreement and (b) Sellers shall have no liability under this Agreement beyond the funds held in the Escrow Account by the Escrow Agent.
     9.6.2 Disbursement. On the 15 month anniversary of the Closing Date, Buyer shall cause the Escrow Agent to release and disburse from escrow to the Sellers’ Representative, for the benefit of Sellers, in accordance with the terms of this Agreement and the Escrow Agreement, the amount, if any, by which the funds then held in the Escrow Account exceeds the sum of any pending indemnification claims by Buyer Indemnitees under this Article 9, which funds shall be distributed by Sellers’ Representative to Sellers.

     9.7 Arbitration. Any claim, controversy or other matter in question arising out of this Article 9 will be resolved through an arbitration administered by the American Arbitration Association (“AAA”) in accordance with the Commercial Arbitration Rules of the AAA in effect as of the Closing Date. Such arbitration shall be conducted by a panel of three neutral arbitrators to be appointed by the AAA, after consultation with Buyer and Sellers’ Representative, in accordance with AAA’s standard appointment practices. Arbitration proceedings shall be commenced by either Buyer or Sellers’ Representative by delivering to the other a written notice requesting arbitration. All arbitration proceedings shall be conducted in Cleveland, Ohio, or at such location as is mutually agreed to by Sellers’ Representative and Buyer, on a date and at a time that is reasonably acceptable to each of Sellers’ Representative and Buyer. Buyer and Sellers’ Representative shall use reasonable efforts to cause the arbitrators to manage the arbitration such that a decision is delivered to the parties within 90 days after the claim, controversy, or other matter is submitted to the AAA. The decision of the arbitrators regarding the dispute will be final, conclusive and binding on the parties, and judgment upon the decision of the arbitrators may be entered by any state or federal court of competent jurisdiction located in Cuyahoga County, Ohio. Each party shall bear its own costs and expenses in connection with the arbitration, and all other costs, including the arbitrators’ fees and expenses, shall be shared equally by Sellers, on the one hand, and Buyer on the other.
     9.8 Limitation of Remedies. The sole and exclusive remedy with respect to any and all claims relating to this Agreement or the Transaction shall be pursuant to this Article 9, except (x) that adjustments to the Purchase Price shall be made as provided in Section 2.6.5 (and not from the Escrow Account), (y) for claims based upon fraud by a party hereto, or (z) for injunctive relief to which a Party may be entitled pursuant to Section 8.3 or Section 8.10. and (zz) for the provisions of Section 8.9.
ARTICLE 10
CERTAIN DEFINITIONS
     When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Article 10, or elsewhere in this Agreement as indicated in this Article 10:
     “Acquisition Balance Sheet” is defined in Section 4.4.
     “Action” means any suit, legal proceeding, claim, action, investigation, tax audit, administrative enforcement proceeding or arbitration proceeding (including product liability Actions) before any Governmental Authority.
     An “Affiliate” of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock, by contract, or otherwise.
     “Agreement” means this Stock Purchase Agreement, as may be amended from time to time.
     “Allocation Statement” is defined in Section 2.7.2.
     “Approved Counsel” is defined in Section 8.9.4.
     “Buyer” is defined in the preamble of this Agreement.
     “Buyer Indemnitees” is defined in Section 9.1.

     “Closing” and “Closing Date” are defined in Article 6.
     “Closing Cash” means the cash and cash equivalents held by the Company as of the Closing Date, as adjusted to give effect to outstanding checks as of the Closing Date, as reflected on the Final Adjustment Statement.
     “Closing Certificate” is defined in Section 2.4.
     “Closing Payment” is defined in Section 2.5.1.
     “Closing Working Capital” is defined in Section 2.3.2.
     “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.
     “Company” is defined in the Recitals to this Agreement.
     “Company Intellectual Property” means the Intellectual Property owned or held for use by the Company.
     “Disclosure Schedule” means the schedule accompanying this Agreement prepared by Sellers pursuant to Articles 3 and 4, which schedule includes the information specified in Articles 3 and 4 and exceptions to the representations and warranties of Sellers set forth in Articles 3 and 4 hereof. The Disclosure Schedule will be arranged in sections corresponding to the numbered sections contained in Articles 3 and 4.
     “Disposal,” “Disposed”, “Storage,” and “Treatment” shall have the meanings assigned them at 42 U.S.C. § 6901(3)(33) and (34), respectively, but the terms shall be applied to all “Hazardous Materials,” not merely “Hazardous Waste” as defined in that statute.
     “Employee Benefit Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA), any specified fringe benefit plans as defined in Section 6039D of the Code, and any other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, restricted stock, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, employment contract, employee loan, noncompetition or consulting agreement, or any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto.
     “Environmental Condition” means the presence of any Hazardous Materials in the soils, surface water or groundwater in, on, under or migrating from or to the Real Property, any failure by the Company to comply with Environmental Laws or Permits issued or required under Environmental Laws, and any liabilities or obligations under Environmental Laws arising out of or relating to the activities of the Company.
     “Environmental Laws” means any Law or other legal requirement pertaining to the environment or the health or safety of the public or employees and the Release or threatened Release of Hazardous Materials or otherwise relating to the Treatment, Storage, transport or handling of Hazardous Materials, including: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.

§§ 9601 et seq. (“CERCLA”); the Solid Waste Disposal Act, 42 U.S.C. §§ 6901 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11011 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq. (“CAA”); the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2602 et seq.; the Rivers and Harbors Act of 1899, 33 U.S.C. § 401, et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq.; each as amended; any state or local Law similar to the foregoing; all regulations issued pursuant to the foregoing; and all permits, licenses and approvals required to be issued to the Company pursuant to the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
     “Escrow Account” is defined in Section 2.5.2.
     “Escrow Agent” is defined in Section 2.5.2.
     “Escrow Agreement” is defined in Section 2.5.2.
     “Escrow Amount” means $3,500,000.
     “Estimated Closing Cash” is defined in Section 2.4.
     “Estimated Closing Working Capital” is defined in Section 2.4.
     “Estimated Purchase Price” is defined in Section 2.4.
     “Estimated Unpaid Indebtedness” is defined in Section 2.4.
     “Final Adjustment Statement” is defined in Section 2.6.4.
     “Final Price Allocation” is defined in Section 2.7.3.
     “Funded Debt” means (without duplication): (a) all obligations (other than inter-company obligations) of the Company for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations in respect of principal, accrued interest, and any applicable prepayment charges or premiums); (b) any indebtedness evidenced by any note, bond, debenture or other debt security; and (c) any prepayment premiums or penalties or penalties or other costs or expenses related to any of the foregoing.
     “GAAP” means generally accepted accounting principles, as in effect in the United States, applied on a basis consistent with the Company’s past practices.
     “Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.
     “Government Contract” means any contract, purchase order, pending proposal or other obligation to provide goods in an amount equal to or exceeding $10,000.00, between the Company and the United States government or any department, agency or instrumentality thereof, and any subcontract at any tier held by such Person under a prime government contract.

     “Hazardous Material” means any chemical, substance, oil, waste, material, pollutant or contaminant the use, Storage, Disposal, Treatment or transportation of which is regulated under Environmental Laws.
     “Indebtedness” means as of the Closing Date (without duplication): (a) all Funded Debt; (b) all capital lease obligations of the Company (c) letters of credit; and (d) any indebtedness guaranteed by the Company (but excluding intercompany debt and guarantees); but “Indebtedness” shall exclude (i) any obligations or the Company under or with respect to any outstanding checks, so long as such outstanding checks are fully accounted for in the calculation of Closing Cash, (ii) trade payables and (iii) any obligations reflected in the Final Adjustment Statement.
     “Indemnification Threshold Amount” is defined in Section 9.2.
     “Indemnitee”, “Indemnitor” and “Indemnitor’s Representative” are defined in Section 9.5.1.
     “Independent Accountants” is defined in Section 2.6.3.
     “Intellectual Property” means any of the following in any jurisdiction throughout the world (a) patents, patent applications, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing; (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) material computer software, (specifically excluding all packaged, commercially available “off-the-shelf” licensed software programs sold to the public), data, data bases and documentation thereof; and (f) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information).
     “Interim Financial Statements” is defined in Section 4.4.
     “Law” means any common law decision and any federal, state, regional, local or foreign law, statute, ordinance, code, rule, regulation or order.
     “Lien” means any lien, charge, mortgage, pledge, easement, encumbrance, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim or any other title defect or restriction of any kind.
     “Loss” or “Losses” means any and all losses, liabilities, damages, costs, penalties, actions, notices of violation, and notices of liability and any claims in respect thereof (including amounts paid in settlement and reasonable costs of investigation and legal expenses); provided, however, all Losses relating to any claims for indemnification shall be limited to actual damages and shall specifically exclude punitive, exemplary, consequential or any similar type damages except to the extent paid to a Person (other than Buyer or Sellers).
     “Material Adverse Effect” means a material adverse effect on the business, condition, financial or otherwise, or results of operations of the Company, taken as a whole; provided, however, “Material Adverse Effect” shall not include changes in business or economic conditions affecting the economy or the industry of the Company generally; changes in stock markets, credit markets, Tax rates or implementation of new Taxes, interest rates, exchange rates or other matters affecting the economy or the industry of the Company generally; or the enactment or implementation of any new Law; any event as to which Buyer has provided written consent hereunder; or the execution and delivery of this Agreement (including any announcement relating to this Agreement or the Transaction).
     “Material Contracts” is defined in Section 4.16.
     “1933 Act” means the Securities Act of 1933, as amended.
     “Off Balance Sheet Arrangement” means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with the Company is a party, under which the Company has: (i) any obligation under a guarantee; (ii) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to such entity for such assets; (iii) any obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument; or (iv) any obligation, including a contingent obligation, arising out of a variable interest in an unconsolidated entity that is held by, and material to, the Company where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with, the Company.
     “Ordinary Course of Business” an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (a) is consistent in nature and scope with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person; and (b) does not require authorization by the board of directors (or similar governing body) of such Person.
     “Organizational Documents” means the Articles of Incorporation, Code of Regulations and/or By-Laws for a corporate entity, the Articles of Organization and Operating Agreement of a limited liability company entity, the trust agreement for a trust entity and other similar organizational and governing documents for entities other than corporations, limited liability companies or trusts.
     “Payoff Letters” is defined in Section 2.5.3.
     “Permits” means material permits, consents, approvals licenses and authorizations from any Governmental Authority.
     “Permitted Liens” means (a) mechanics, carriers, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business, to the extent reserved for on the Final Adjustment Statement, (b) Liens for current Taxes, assessments, government charges, levies or utilities which are not yet due and payable and in either case are reserved for on the Final Adjustment Statement, or which are being contested in good faith, (c) leases, subleases and similar agreements listed in the Disclosure Schedule, and (d) (i) easements, covenants, rights-of-way and other similar restrictions or conditions of record and other matters which would be shown by a current accurate survey of any of the Real Property; and (ii) zoning, building and other similar restrictions imposed by applicable Laws; none of which, individually or in the aggregate, materially impairs the value or the continued use and operation of the Real Property as presently used.
     “Person” means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated association, a Governmental Authority or any other entity or organization.

     “Plan” means any Employee Benefit Plan with respect to which the Company currently is, at any time during the six year period preceding the date hereof has been, the sponsor, a party or obligated to make contributions, but not including any Employee Benefit Plan entered into at or after the Closing.
     “Post-Closing Straddle Period” is defined in Section 8.9.1.
     “Pre-Closing Periods” is defined in Section 8.9.1.
     “Pre-Closing Straddle Period” is defined in Section 8.9.1.
     “Preliminary Adjustment Statement” is defined in Section 2.6.1.
     “Prorata Share” is defined in Section 4.2.
     “Purchase Price” is defined in Section 2.2.
     “Real Property” is defined in Section 4.12.
     “Related Agreement” means any agreement or document required to be executed and delivered pursuant to this Agreement.
     “Release” shall have the meaning assigned it at 42 U.S.C. § 9601(22) without giving effect to exception (A) therein.
     “Released Company Claims” and “Released Seller Claims” are each defined in Section 8.4.
     “Reviewed Financial Statements” is defined in Section 4.4.
     “Seller” and “Sellers” are defined in the preamble of this Agreement.
     “Seller Indemnitees” is defined in Section 9.3.
     “Seller Released Parties” is defined in Section 8.4.
     “Seller’s Respective Shares” is defined in Section 2.1.
     “Sellers’ Account” is defined in Section 2.5.1.
     “Sellers’ Knowledge” means within the actual knowledge, without independent investigation, of John Walsh, James Walsh and Patrick Walsh.
     “Sellers’ Representative” means Patrick Walsh.
     “Selling Expenses” is defined in Section 8.1(b).
     “Shares” is defined in the Recitals to this Agreement.
     “Straddle Periods” is defined in Section 8.9.1.
     “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
     “Tax Election” is defined in Section 2.7.1.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Tax Statement” is defined in Section 8.9.1.
     “Third-Party Claim” is defined in Section 9.5.1.
     “Transaction” means the purchase and sale of the Shares pursuant to this Agreement.
     “Unpaid Indebtedness” is defined in Section 2.2.
     “Working Capital” is defined in Section 2.3.1. The calculation of Working Capital shall not include any obligations of the Company under or with respect to outstanding checks.
     “Working Capital Target” is defined in Section 2.3.3.
ARTICLE 11
MISCELLANEOUS PROVISIONS
     11.1 Notices. Any notice to be given pursuant to this Agreement shall be given in writing and delivered as follows:
          (a) If to Buyer, to:
Kaydon Corporation
315 E. Eisenhower Parkway, Suite 300
Ann Arbor, MI 48108
Attention: James O’Leary
Email: joleary@kaydon.com
Facsimile No.: (734) 747-6928
With a copy to:
Dykema Gossett PLLC
2723 South State Street, Suite 400
Ann Arbor, MI 48104
Attention: Barbara A. Kaye
Email: bkaye@dykema.com
Facsimile No.: (734) 214-7696
          (b) If to Sellers’ Representative or to any Seller, to all of the following:
Patrick Walsh

14849 Britannia Court
Strongsville, Ohio 44149
Email: avonbrg@sbcglobal.net
With a copy to:
McDonald Hopkins LLC
600 Superior Avenue E., Suite 2100
Cleveland, Ohio 44114
Attention: Michael J. Meaney
Email: mmeaney@mcdonaldhopkins.com
Facsimile Number: (216)348-5411
or in any case, to such other address for a party as to which notice shall have been given to Buyer and Sellers’ Representative in accordance with this Section. Notices so addressed shall be deemed to have been duly given (i) on the third business day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next business day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent, or (iii) on the date sent by facsimile transmission, if electronically confirmed, or by email. Otherwise, notices shall be deemed to have been given when actually received at such address.
     11.2 Entire Agreement. This Agreement and the schedules and exhibits hereto constitute the exclusive statement of the agreement among Buyer and each Seller concerning the subject matter hereof, and supersedes all other prior agreements, oral or written concerning such subject matter.
     11.3 Modification. No modification or waiver of this Agreement shall be enforceable unless made in a written instrument signed by the party against whom the modification or waiver would apply.
     11.4 Jurisdiction and Venue. Any Action which relates to this Agreement or the Transaction shall be brought solely in state or federal court of competent jurisdiction located in Cuyahoga County, Ohio, and all objections to personal jurisdiction and venue in any such Action are hereby waived. The parties waive personal service of any and all process and consent that all such service of process shall be made in the manner set forth in Section 11.1, and service so made shall be complete.
     11.5 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of Buyer, each Seller, and the respective heirs, executors, personal representatives, successors and permitted assigns of Buyer and of each Seller.
     11.6 Interpretation. As used in this Agreement and required by the context, the singular and plural shall be deemed to include all genders; words importing persons shall include partnerships, corporations and other entities; when reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of this Agreement unless otherwise indicated; and the terms “herein,” “hereof” and “hereunder” or other similar terms, refer to this Agreement as a whole and not only to the particular sentence, subsection or section in which any such term may be employed. Whenever in this Agreement the word “including” is used, it shall be deemed to be for purposes of identifying only one or more of the possible alternatives, and the entire provision in which such word appears shall be read as if the phrase “including without limitation” were actually used in the text. The section headings herein are for convenience only and shall not affect the construction hereof. In case any provision in this Agreement shall be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provision shall be deemed enforceable to the fullest extent permitted by law, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. No remedy conferred by any of the specific provisions of this Agreement, is intended to be exclusive of any other remedy. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
     11.7 Counterparts. This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A facsimile or other copy of a signature shall be deemed an original.
     11.8 Third Parties. Except as otherwise expressly stated herein, no provision of this Agreement is intended or shall confer on any Person, other than the parties hereto, any rights under this Agreement.
     11.9 Schedules and Exhibits. The schedules and exhibits referenced in this Agreement constitute an integral part of this Agreement. Any information disclosed in a Schedule or a section of any such Schedule shall be deemed to be disclosed in such other Schedules or sections of any such Schedule to the extent that the disclosure is reasonably apparent from its face to be applicable to such other Schedule or section of any such Schedule. Disclosure of any fact or item in any Schedule shall not be deemed to constitute an admission that such item or fact is material for the purposes of this Agreement.
     11.10 Time Periods. Any action required hereunder to be taken within a certain number of days shall, unless otherwise provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall be extended to the next business day.
     11.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the choice-of-laws or conflicts-of-laws provisions thereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

KAYDON CORPORATION
By:	/s/ Peter C. DeChants
	Name:	Peter C. DeChants
	Title:	Senior Vice President - Corporate Development and Strategy and Treasurer

AVON BEARINGS CORPORATION
By:	/s/ John Walsh
	Name:	John Walsh
	Title:	President

SELLERS’ REPRESENTATIVE
/s/ Patrick Walsh
Name: Patrick Walsh

SELLERS
/s/ James P. Walsh
James P. Walsh

/s/ John F. Walsh
John F. Walsh

/s/ Patrick Walsh
Patrick Walsh

/s/ James P. Walsh
James P. Walsh, Trustee of the James P. Walsh Grantor Retained Annuity Trust dated June 26, 2007

/s/ John F. Walsh
John F. Walsh, Trustee of the John F. Walsh Grantor Retained Annuity Trust dated June 26, 2007